NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                                                        FOR IMMEDIATE RELEASE

                                                                                          October 27, 2009

Norfolk Southern reports third-quarter 2009 results

For third-quarter 2009:

•         Railway operating revenues were $2.1 billion.

•         Income from railway operations was $562 million.

•         Net income was $303 million.

•         Diluted earnings per share were $0.81.

•         The railway operating ratio was 72.8 percent.

NORFOLK, VA. - For the third quarter of 2009, Norfolk Southern Corporation (NYSE: NSC) reported net income of $303 million, or $0.81 per diluted share, compared with $520 million, or $1.37 per diluted share, for the third quarter of 2008.

            "While our third-quarter results reflect the continuing weak economy, they also show Norfolk Southern's resilience and the strength of our franchise," said Norfolk Southern CEO Wick Moorman.  "By controlling costs and maintaining service levels, we are managing through this economic downturn and will emerge an even stronger company."

            Third-quarter railway operating revenues were $2.1 billion, down 29 percent, compared with the third quarter of 2008, primarily the result of a 20 percent reduction in traffic volume and lower fuel-related revenues.

            General merchandise revenues were $1.1 billion, 24 percent lower compared with the same period last year.  Coal revenues declined 35 percent to $571 million compared with third-quarter 2008 results.  Intermodal revenues decreased 31 percent to $389 million compared with the third quarter of last year.

            Railway operating expenses for the quarter were $1.5 billion, a decrease of 25 percent over the same period of 2008.

The railway operating ratio was 72.8 percent, compared with 69.1 percent during third-quarter 2008.

Norfolk Southern Corporation is a leading North American transportation provider.  Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

###

Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)